MONTANA FIRST JUDICIAL DISTRICT

COUNTY OF LEWIS AND CLARK

* * * * * * * * * *

BAKKEN RESOURCES, INC.,	)	
PLAINTIFF,	)	
VS.	)	CAUSE NO. DDV 2016-612
VAL M. HOLMS, et al.,	)	
DEFENDANTS.	)	

TRANSCRIPT OF PROCEEDINGS

Before the Honorable James Reynolds, Judge Presiding

Date and time: Monday, December 12, 2016
10:20 a.m.

Place: Lewis & Clark County Courthouse
228 Broadway
Helena, MT 59601

YVETTE M. HEINZE, CSR, RPR
Official Reporter, First Judicial District
228 Broadway, Second Floor
Helena, MT 59601
(406) 447-8238

APPEARANCES

For the Plaintiff:

OLIVER H. GOE
BROWNING, KALECZYC, BERRY, & HOVEN, P.C.
800 N. Last Chance Gulch, #101
Helena, MT 59601

For the Defendant:

JOHN C. DOUBEK
DOUBEK, PYFER & FOX, LLP
307 N. Jackson Street
Helena, MT 59602

For Third-Party Defendant:

Jordan York Crosby
P.O. Box 1746
Great Falls, MT 59403

Also present:

WESLEY PAUL
ALLAN HOLMS

forward with some sort of a substantive hearing on some of the ultimate issues in the case given that BRI is agreeable to the continuation of a temporary restraining order or an issuance of a preliminary injunction.

MR. DOUBEK: We'll talk to your clerk about a time.

THE COURT: Get a schedule.

MR. DOUBEK: Okay.

THE COURT: Is that good?

MR. GOE: Your Honor, the only other thing I would mention is we have a TRO now. Even if it's designed to keep the status quo, the Court has already continued that in the last hearing we had. I don't know if the Court wants to characterize that as a preliminary injunction as well so that everybody basically stands down pending, ultimately, the determination of the Court. And we have already fully briefed that. It's already been before the Court. We already had a hearing on it.

MR. DOUBEK: We certainly didn't agree to any TRO, and we resist it. So I would --

THE COURT: Did you get --

MR. DOUBEK: -- object to simply including that in a preliminary injunction.

THE COURT: Okay. Did Judge Seeley sign off on that one?

MR. DOUBEK: She gave them the TRO initially. She was disqualified on Friday. She just continued it. And then following the hearing on August 9th, you said, "I am just going to continue things for the time being."

THE COURT: Okay.

MR. DOUBEK: I think that's accurate.

MR. GOE: It is still in place. You indicated you were going to keep it in place until you had a chance to look at all of this.

MR. DOUBEK: Judge, the pile is getting bigger.

THE COURT: I know. I say I'm going to look at all of this stuff, and then all of this stuff keeps getting bigger and bigger.

MR. DOUBEK: I do not even want to see your Monday mail.

THE COURT: Yeah, I know. I have a whole stack in there.

MR. DOUBEK: Don't look at it.

THE COURT: I won't.

MR. DOUBEK: Just don't look at it.

THE COURT: So, anyway, I want to keep

everything -- the goal here is to keep everything in place, status quo in place.

MR. GOE: Thank you.

MR. DOUBEK: We'll prepare the preliminary injunction.

THE COURT: Okay. Good enough then?

MR. GOE: Thank you.

MR. DOUBEK: Thank you.

The proceedings concluded at 11:13 a.m.